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                                                                      EXHIBIT 63

[RENTAL SERVICE CORPORATION LOGO]


TO:    All RSC Full Time Employees
CC:    General Manager, District Managers, Region Managers, HRMs and SVPs
FROM:  David B. Harrington, SVP Human Resources
RE:    Additional Employee Benefit
DATE:  June 11, 1999
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Enclosed is a summary of the Supplemental Severance Pay Plan that was announced and discussed on the employee conference call on Friday, May 21st. This plan was designed solely to protect our employees and allow them to focus on their jobs without worrying about the possibility of a "Change in Control" of the Company.

Attached is a summary document which will provide a condensed recap for you. The "Plan Document" will be mailed shortly and you will be receiving it at your home on or before June 30, 1999.

Please review the attached plan summary to familiarize yourself with the plan. The main summary points are:

If a "Change in Control" of the Company occurs (and RSC will notify you if this happens):

Full time, regular employees will receive (in addition to RSC's normal severance policy)

 .  An additional 6 weeks of severance pay

 .  An additional 6 weeks of medical and dental coverage (if already enrolled)

Under the following conditions

 .  Involuntarily termination - for other than "Cause"

 .  Voluntary termination for "Good Reason"
   If an involuntary or voluntary termination occurs within 12 months after a "Change in Control"

It is important that you understand this is an Additional Severance Pay Plan, it is not a notice of termination or an announcement of an impending workforce reduction.

If you have any questions please do not hesitate to contact your Regional Human Resources Manager:

                  [LIST OF REGIONAL HUMAN RESOURCES MANAGERS]